                                                                    EXHIBIT 23.3

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of our report dated January 29, 1997, except as to the subsequent event described in Note 12 which is as of March 20, 1997, relating to the financial statements for the year ended December 31, 1996 of the Boca Raton Hotel and Club Limited Partnership, which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."

PRICE WATERHOUSE LLP

Fort Lauderdale, Florida
June 6, 1997